UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2006

STAR ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-29323 (Commission File Number)	87-0643634 (IRS Employer Identification No.)

245 Park Avenue, 24th and 39th Floors
New York, New York 10167
(Address of principal executive offices)

212-792-4334
(Registrant’s telephone number, including area code)

_________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 12, 2006, the board of directors of Star Energy Corporation (the “Company”) appointed F. Bryson Farrill as a director of the Company. Mr. Farrill has been a financial consultant for the past five years. He currently serves as Chairman of the Advisory Committee of Crowflight Minerals Inc., and until January 6, 2006, he served as a director of Caregain Inc. Since January 1, 2006, he has been serving as a director of Neutron Enterprises, a media firm. Since December 15, 2004, he has been serving as a Chairman of Balaton Group, a financial services firm based in Toronto, Canada and London, England. Since June 1, 2002, he has been a Senior Partner of Belgravia Financial, a real estate investment company based in London, England. Since July 15, 2002, he has been a director of Swiss Medica, Inc., a bioscience firm based in Toronto, Canada. Since April 15, 2000, he has been a director of Devine Entertainment, a film production firm based in Toronto, Canada, and a director of Power Technology, Inc., a technology firm. Previously, he was a Member of the New York Stock Exchange and held various senior and executive-level positions at McLeod Young Weir and Mcleod Young Weir International (now Scotia McLeod).

Mr. Farrill has not been affiliated with any company that has filed for bankruptcy within the last five years. Mr. Farrill does not have any family relationships with any of the other directors or executive officers of the Company. There were no transactions during the last two years, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Farrill had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR ENERGY CORPORATION
(Registrant)

By:	/s/ Marcus Segal
Name:	Marcus Segal
Title:	Chief Executive Officer and President

Date: October 12, 2006